Exhibit 99.1

    Foothill Independent Bancorp Announces 5-for-4 Stock Split and
      Declares Regular Quarterly Cash Dividend of $0.13 Per Share

    GLENDORA, Calif.--(BUSINESS WIRE)--April 28, 2005--

   Cash Dividend to Be Paid on Shares Outstanding After Stock Split,
            Effectively Increasing the Cash Dividend by 25%

    Foothill Independent Bancorp (NASDAQ:FOOT), the holding company for Foothill Independent Bank, announced today that its Board of Directors has approved a 5-for-4 stock split to be implemented by means of 25% stock dividend and, pursuant to its dividend policy, has declared the quarterly cash dividend of $0.13 per share, which will be paid on all of the shares that will be outstanding after the stock split, which effectively increases the amount of the quarterly cash dividend that Foothill's shareholders will receive by 25%.
    The Stock Split. As a result of the 5-for-4 stock split, Foothill's stockholders will receive one additional share of common stock for every four shares of common stock that they own at the close of business on the record date established for the stock split, which is May 10, 2005. The additional shares will be distributed on May 25, 2005; however, in lieu of receiving any fractional shares that will result from the stock split, stockholders will receive a cash payment based on the closing price of Foothill's common stock on the record date, as adjusted for the 5-for-4 stock split.
    The stock split will increase the number of Foothill's outstanding shares by 25% to approximately 8,446,100. As of April 26,2005 a total of 6,756,928 shares were outstanding.
    The Cash Dividend. The $0.13 quarterly cash dividend will be payable on June 10, 2005 to all stockholders of record as of the close of business on May 26, 2005, one day after the issuance of the additional shares in the stock split. The Board of Directors chose May 26, 2005 as the record date in order to achieve a 25% increase in the amount of the quarterly cash dividends that Foothill intends to pay to stockholders hereafter, commencing with this quarterly cash dividend.
    George Langley, Foothill's President and Chief Executive Officer, stated, "We continue to focus on measures that we believe will build value for our stockholders. The combination of the stock split, which should result in increased share liquidity by increasing the number of shares in the public float, and the 25% increase in the amount of the regular quarterly cash dividend that we pay to our stockholders, we believe, are excellent ways to build wealth and increase value for Foothill investors."
    "Foothill recently reported that it had achieved record first quarter earnings, with net income increasing 18% in the quarter ended March 31, 2005, over the same period last year, to $2.6 million, or $0.31 per diluted share, which contributed to the Board's decision to split the stock and increase the cash dividend," added Langley.

    About Foothill Independent Bancorp

    Foothill Independent Bancorp is a one-bank holding company that operates Foothill Independent Bank. This wholly owned bank subsidiary currently operates 12 commercial banking offices in Los Angeles, San Bernardino and Riverside Counties. Foothill Independent Bank has consistently earned the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

    Forward-Looking Information

    This Release contains forward-looking statements within the meaning of the Securities Acts of 1933 and 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "intend," "expect," "anticipate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements set forth our expectations or beliefs regarding our future financial condition or future financial performance, which are based on current information. Our financial performance in future periods could differ, possibly significantly, from our current estimates, expectations or beliefs due to a number of risks and uncertainties that could affect our business or operating results in the future, including risks that could lead us to reduce or even suspend the payment of cash dividends in the future. Those risks and uncertainties are identified and discussed in Section, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors That Could Affect Our Future Financial Performance" in Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Foothill Independent Bancorp
             George Langley, 626-963-8551